As filed with the Securities and Exchange Commission on July 11, 2002
                                                      Registration No. 333-42336
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               MAXWORLDWIDE, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                    Delaware                           46-0487484
         (State or Other Jurisdiction of            (I.R.S. Employer
         Incorporation or Organization)             Identification No.)

                               4499 Glencoe Avenue
                        Marina Del Rey, California 90292
                    (Address of Principal Executive Offices)

                                    L90, INC.
                              Stock Incentive Plan
                        Non-Qualified Stock Option Grants
                            (Full Title of the Plans)

                                Mitchell Cannold
                      President and Chief Executive Officer
                               4499 Glencoe Avenue
                        Marina del Rey, California 90292
                     (Name and Address of Agent For Service)

                                 (310) 751-0200
          (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                           Robert A. Miller, Jr., Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                       555 South Flower Street, 23rd Floor
                           Los Angeles, CA 90071-2371
                                 (213) 683-6000

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

                  This post-effective amendment is being filed by MaxWorldwide, Inc., a Delaware corporation ("MaxWorldwide"), pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), as the successor registrant to L90, Inc., a Delaware corporation ("L90").

                  A reorganization was implemented pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 29, 2002, by and among L90, MaxWorldwide, DoubleClick Inc., a Delaware corporation ("DoubleClick"), DoubleClick Media Inc., a Delaware corporation and formerly a wholly-owned subsidiary of DoubleClick ("DoubleClick Media"), Picasso Media Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of MaxWorldwide ("Picasso Media"), and Lion Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of MaxWorldwide ("Lion Sub"). Immediately following this reorganization, MaxWorldwide acquired all of the outstanding capital stock of DoubleClick Media.

                  Pursuant to the Merger Agreement, Lion Sub merged with and into L90 which then became a wholly-owned subsidiary of MaxWorldwide (the "L90 Merger"), and Picasso Media merged with and into DoubleClick Media which also became a wholly-owned subsidiary of MaxWorldwide (the "DoubleClick Merger"). The Board of Directors of each of L90 and DoubleClick approved the L90 Merger and the DoubleClick Merger.

                  Under the terms of the Merger Agreement, the L90 Merger was effected by the conversion of all of the shares of common stock of Lion Sub into common stock of L90, the conversion of all of the shares of common stock of L90 into common stock of MaxWorldwide and the cancellation of all of the shares of common stock of MaxWorldwide issued and outstanding immediately prior to the L90 Merger. As a result of the L90 Merger, the stockholders of L90 became the owners of the same number and type of shares of stock of MaxWorldwide as they held in L90 prior to the merger. MaxWorldwide will issue new stock certificates to the stockholders of record of L90 in connection with the L90 Merger upon the request of any such stockholder. Pursuant to Section 251(g) of the DGCL, L90 stockholder approval was not required for the L90 Merger.

                  Pursuant to the Certificate of Merger to effect the reorganization under Section 251(g) of the DGCL, any act or transaction, other than the election or removal of directors, that requires for its adoption the approval of the stockholders of L90 shall require, in addition, the approval of the stockholders of MaxWorldwide (or any successor by merger), by the same vote as required pursuant to the DGCL and the provisions of the Certificate of Incorporation of L90, as the case may be.

                  Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the shares of stock of MaxWorldwide that were issued to the stockholders of L90 are deemed to be registered under Section 12(g) of the Exchange Act. The MaxWorldwide common stock has been approved for listing on the Nasdaq National Market and will trade under the ticker symbol "MAXW."


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

                  In accordance with Rule 414 under the Securities Act, MaxWorldwide, as the successor issuer to L90, hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The L90 Stock Incentive Plan and the L90 Non-Qualified Stock Option Grants to which this registration statement relates (the "Plans") shall be known as the MaxWorldwide Stock Incentive Plan and the MaxWorldwide Non-Qualified Stock Option Grants. The Plans will continue to cover employees, directors, consultants and key salaried employees, as the case may be, of L90, as well as those of MaxWorldwide and its other subsidiaries, including DoubleClick Media. However, awards issued in accordance with the Plans shall be shares of stock, and options to purchase shares of stock, of MaxWorldwide rather than shares of stock, and options to purchase shares of stock, of L90. Additionally, the sponsor of the Plans shall be MaxWorldwide rather than L90.

                  The applicable registration fees were paid at the time of the original filing of this registration statement.



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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 11, 2002.

                                     MAXWORLDWIDE, INC.


                                     By:  /s/ Mitchell Cannold
                                        ----------------------
                                        Mitchell Cannold
                                        President and Chief Executive Officer



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


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mitchell Cannold and Peter M. Huie, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Amendment to Registration Statement and any and all further or additional amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Name                                 Title                                                     Date
----                                 -----                                                     ----

/s/ Mitchell Cannold                 President, Chief Executive Officer and Director           July 11, 2002
---------------------------          (Principal Executive Officer)
Mitchell Cannold

/s/ Steven Kantor                    Vice President, Finance (Principal Financial and          July 11, 2002
------------------                   Accounting Officer)
Steven Kantor

/s/ William M. Apfelbaum             Chairman of the Board and Director                        July 11, 2002
------------------------
William M. Apfelbaum

/s/ Christopher J. Cardinali         Director                                                  July 11, 2002
----------------------------
Christopher J. Cardinali

/s/ Geoffry Handler                  Director                                                  July 11, 2002
---------------------------
Geoffry Handler

/s/ G. Bruce Redditt                 Director                                                  July 11, 2002
---------------------------
G. Bruce Redditt

/s/ Peter Sealey                     Director                                                  July 11, 2002
------------------
Peter Sealey

                                     Director                                                  July __, 2002
---------------------------
Lisa Simpson

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